ShengdaTech, Inc. Provides Update on Jinan Fertilizer Acquisition

•	Monday January 12, 2009, 4:00 pm EST

TAI'AN CITY, China, Jan. 12 /PRNewswire-Asia-FirstCall/ -- ShengdaTech, Inc. ("ShengdaTech" or "the Company") (Nasdaq: SDTH - News), a leading manufacturer of nano precipitated calcium carbonate ("NPCC") and a major manufacturer of coal-based chemical products in Shandong Province, PRC, today announced that the Company continues its efforts to close on the acquisition of Jinan Fertilizer Co., Ltd. ("Jinan Fertilizer") and now anticipates that the acquisition is expected to be accomplished during the first quarter of 2009.

As previously disclosed, the acquisition of Jinan Fertilizer encountered longer than expected delays in the government's completion of required steps to finalize the acquisition. Until the acquisition is finalized, the Company is aggressively seeking alternative solutions to find means to continue producing revenues from its chemical business, which was temporarily interrupted by the government mandated closing of the Company's facility in Bangsheng, Tai'an City on October 31, 2008.

"We are steadfast in our efforts to successfully complete the acquisition of Jinan Fertilizer, and we are monitoring the progress closely. Despite the delay, we remain optimistic about the acquisition and its potential payback to our business," commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology co-developed with Tsinghua University. ShengdaTech is the only company possessing proprietary NPCC technology in China. Its NPCC products are mainly exported to countries like South Korea, Singapore, Malaysia, Vietnam, etc. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the ability of the Company to complete the acquisition of Jinan Fertilizer, the ability to attract new customers, ability to increase our product's applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

Crocker Coulson, President
CCG Investor Relations
Tel:          +1-646-213-1915
Email:      crocker.coulson@ccgir.com
Web site: http://www.ccgirasia.com